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EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors
Oak Technology, Inc.:

        We consent to incorporation by reference in the registration statement filed on or about November 25, 2002 on Form S-8 of Oak Technology, Inc. of our report dated July 24, 2000, with respect to the consolidated statements of operations, stockholders' equity, and cash flows of Oak Technology, Inc. and subsidiaries for the year ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Oak Technology, Inc.

/s/ KPMG LLP
Mountain View, California November 25, 2002

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Consent of Independent Auditors